PRESS RELEASE

(NASDAQ Global Market: SIFI)
FOR IMMEDIATE RELEASE

SI FINANCIAL GROUP, INC. ANNOUNCES MANAGEMENT CHANGES

Willimantic, Connecticut, November 20, 2017 – SI Financial Group, Inc. (the “Company”), the holding company for Savings Institute Bank and Trust Company (the “Bank”), announced today that Gerald D. Coia, Senior Vice President and Chief Credit Officer, has announced his retirement effective December 31, 2017. Mr. Coia will be succeeded by Paul R. Little, who is currently the Senior Vice President and Chief Lending Officer. Additionally, Kenneth Martin, who currently serves as Vice President and Rhode Island Market Executive, has been named Chief Lending Officer.

“Jerry and Paul have forged an excellent relationship, creating a credit culture which has resulted in solid loan growth along with strong asset quality. Jerry’s knowledge and experience has proven invaluable to the organization. We wish he and his wife Eileen much happiness in retirement. Paul’s strong credit skills coupled with his commercial lending experience and Ken’s considerable business development experience will continue to expand the commercial loan portfolio,” commented Rheo A. Brouillard.

Mr. Little joined the bank in 2011 as Senior Vice President and Senior Commercial Loan Officer and was named Chief Lending Officer in 2013.

Mr. Martin joined the Bank in May 2017 as Vice President and Rhode Island Market Executive.

About SI Financial Group, Inc.
SI Financial Group, Inc. is the holding company for Savings Institute Bank and Trust Company. Established in 1842, the Savings Institute Bank and Trust Company is a community-oriented financial institution headquartered in Willimantic, Connecticut. Through its twenty-four offices in Connecticut and Rhode Island, the Bank provides a variety of financial services to individuals, businesses and municipalities within its market area.

CONTACT:
Rheo A. Brouillard
President and Chief Executive Officer
Email: rheo_brouillard@banksi.com
(860) 423-4581